EXHIBIT "2.2"                STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT is entered into this 31st day of December, 1997 by and between MIOA ACQUISITION COMPANY II, INC., a Florida corporation ("MIOA"), CLEARWATER JET CENTER, INC., a Florida corporation (the "Company") and CHRIS DOSCHER, BLAISE "SKIP" SCIARRA, and THOMAS L. BIRT, JR.("Shareholders").

                                    RECITALS:

A. The Company is engaged in the fixed based operator business (the "Business").

B. Shareholders own Six Thousand Seven Hundred Fifty (6,750) shares of common stock, $.10 par value per share, of the Company (the "CJC Shares"), which shares represent seventy-five percent (75%) of the outstanding shares of capital stock of the Company.

C. Subject to the terms and conditions set forth herein, MIOA desires to acquire from the Shareholders Four Thousand Five Hundred and Ninety (4,590) CJC Shares which will constitute fifty-one percent (51%) of all the issued and outstanding stock of the Company in exchange solely for its restricted voting common stock.

NOW, THEREFORE, in consideration of the foregoing recitals, as well as the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                               EXCHANGE OF SHARES

      1.1 EXCHANGE. Subject to the terms and conditions hereinafter set forth:

           (a) The Shareholders agree to deliver to MIOA at Closing certificates duly endorsed which evidence the CJC Shares.

           (b) Subject to adjustment as hereinafter set forth, MIOA agrees to issue to the Shareholders, as designated in SCHEDULE 1.1 (b) (i) attached hereto, at Closing, Three Thousand (3,000) shares of MIOA's parent, Medical Industries of America, Inc., restricted voting common stock, no par value (the "MIOA Shares").

      1.2  NO REGISTRATION.

           (a)  The Shareholders acknowledge and agree that:

                (i) Except as otherwise provided herein, the MIOA Shares are being issued to Shareholders without registration under applicable federal and state securities laws in reliance upon certain exemptions from registration under such securities laws;

                (ii) Each certificate representing the MIOA Shares will bear a legend restricting its transfer, sale, conveyance or hypothecation, unless such MIOA Shares are either registered under applicable securities laws or an exemption from such registration is applicable;

                (iii) No Shareholder shall transfer all or any of the MIOA Shares except in compliance with all applicable securities laws;

                (iv) The Shareholders are acquiring the MIOA Shares for their own account, for investment purposes only and not with a view to the sale or distribution thereof;

           (b) MIOA acknowledges and agrees that:

                (i) The CJC Shares are being transferred to MIOA without registration under applicable securities laws in reliance upon certain exemptions from registration from such securities laws;

                (ii) All certificates representing the CJC Shares bear legends restricting its transfer, sale, conveyance of hypothecation, unless such shares are either registered under the applicable securities laws, or an exemption from such registration is applicable;

                (iii) MIOA shall not transfer the CJC Shares except in compliance with all applicable securities laws;

                (iv) MIOA is acquiring the CJC Shares for its own account for investment purposes only and not with a view to the sale or distribution thereof; and,

                (v) The MIOA Shares shall have piggy-back registration rights.

      1.3 CLOSING. Consummation of the contemplated transaction shall take place on Tuesday, January 6, 1998 at 9:00 A.M. at the offices of MIOA at 1903 S. Congress Ave., Suite 400, Boynton Beach, FL 33426, or on such other date at such other time as may be mutually agreed upon in writing by the parties hereto (the "Closing"). Notwithstanding, the foregoing Closing date, the parties hereby agree that unless otherwise agreed in writing that the Closing shall be effective as of the close of business on December 31, 1997 (the "Effective Date").


                                   ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS

The Company and Shareholders, jointly and severally, make the following representations and warranties to MIOA, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by MIOA, or any knowledge of MIOA other than as specifically disclosed in the Disclosure Schedules delivered to MIOA, and shall survive the Closing of the transactions provided for herein.

      2.1 CJC SHARES. The Shareholders are the owners of the CJC Shares free and clear of any direct or indirect claims, liens, security interests, charges, pledges or encumbrances of any nature whatsoever. All of the CJC Shares are validly issued to the Shareholders, fully paid and nonassessable. There are no existing options, calls or commitments of any character relating to the CJC Shares or any Company securities of any kind. MIOA will receive, good and marketable title to the CJC Shares hereunder, free and clear of all Liens (defined in 2.10(a) below).

      2.2 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is validly qualified or licensed in each jurisdiction wherein the character of the property owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The Company has the full power and authority to conduct the business in which it will engage upon completion of the transaction contemplated herein. Accurate, current and complete copies of the Articles of Incorporation and Bylaws of the Company are attached hereto as
SCHEDULE 2.2.

      2.3 CAPITALIZATION. The authorized capital stock of the Company consists of Ten Thousand (10,000) shares of common stock, $0.10 par value per share (the "Company Stock"), Nine Thousand (9,000) shares of which are issued and outstanding. No shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. A complete list of security holders of the Company and their addresses is attached hereto as SCHEDULE 2.3.

      2.4  AUTHORITY AND APPROVAL OF AGREEMENT.

           (a) The execution and delivery of this Agreement by the Company and the Shareholders and the performance of all the Company's and the Shareholders' obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of the Company and the Shareholders pursuant to applicable law. The Company and the Shareholders have the power and authority to execute and deliver this Agreement and to perform all their obligations hereunder.

           (b) This Agreement and any other documents, instruments and agreements executed by the Company and the Shareholders in connection herewith constitute the valid and legally binding agreements of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with their terms, except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

      2.5 NO VIOLATIONS. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by the Shareholders and the Company in connection herewith, nor the consummation of the transactions contemplated hereby: (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity; (c) subject to obtaining the consents referred to in Schedule __, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the CJC Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound or affected; or (d) will or could result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, the Company.

      2.6 FINANCIAL STATEMENTS. Included as Schedule 2.6 are true and complete copies of the financial statements of the Company consisting of (i) balance sheets of the Company as of December 31, 1997, and the related statements of operations and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Murrell, Hall, McIntosh & Co., P.L.P., independent auditors for Company for such years. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of the Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of the Company as of the dates and for the years and periods indicated.

      2.7 CONDUCT SINCE DATE OF BALANCE SHEET. Except for this Agreement and as disclosed in SCHEDULE 2.7 hereto, to the best of Shareholders' knowledge and belief none of the following has occurred since the date of the Balance Sheet:

           (a) NO ADVERSE CHANGE. Any adverse change in the financial condition, assets, liabilities, business, prospects or operations of the Company;

           (b) NO DAMAGE. Any loss, damage or destruction, whether covered by insurance or not, affecting the Company's business or properties;

           (c) NO INCREASE IN COMPENSATION. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

           (d) NO LABOR DISPUTES. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of the Company.

           (e) NO COMMITMENTS. Any commitment or transaction by the Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

           (f) NO DIVIDENDS. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of the Company's capital stock; any redemption, purchase or other acquisition by the Company of any capital stock of the Company, or any security relating thereto; or any other payment to any shareholder of the Company as such a shareholder;

           (g) NO DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of the Company, except in the ordinary course of business;

           (h) NO INDEBTEDNESS. Any indebtedness for borrowed money incurred, assumed or guaranteed by the Company;

           (i) NO LIENS. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of the Company;

           (j) NO AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by the Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

           (k) LOANS AND ADVANCES. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all Shareholders, directors and officers of the Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest);

           (l) CREDIT. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of the Company's policies or practices with respect to the granting of credit; or

           (m) NO UNUSUAL EVENTS. Any other event or condition not in the ordinary course of business of the Company.

      2.8 SUBSIDIARIES. The Company has no subsidiaries. It does not own or control, directly or indirectly, any capital stock of any corporation or interest in any partnership, trust or unincorporated association, or any interest or investment in any other corporation, association or other business entity.

      2.9 LIABILITIES. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 2.9, the Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of the Company. Except as and to the extent described in the Recent Balance Sheet or in Schedule 2.9, neither the Company nor any Shareholder has knowledge of any basis for the assertion against the Company of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Company's business and consistent with past practice.

      2.10 TITLE TO AND CONDITION OF PROPERTIES.

           a. MARKETABLE TITLE. The Company has good and marketable title to all of the Company's assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for items disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 2.10. None of the Company's assets, business or properties are subject to any restrictions with respect to the transferability thereof; and the Company's title thereto will not be affected in any way by the transactions contemplated hereby.

           b. CONDITION. All property and assets owned, leased or otherwise utilized by the Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of the Company as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by the Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

      2.11 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected on the Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 2.11 contains an aged schedule of accounts receivable included in the Balance Sheet. All accounts receivable of the Company reflected on the Balance Sheet will represent arm's length sales actually made in the ordinary course of business and will be collected (net of the reserve shown on the Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings and will be subject to no counterclaim or set-off.

      2.12 CONTRACTS AND COMMITMENTS

           (a) REAL PROPERTY LEASES. Except as set forth in Schedule 2.12(a), the Company has no leases of real property.

           (b) PERSONAL PROPERTY LEASES. Except as set forth in Schedule 2.12(b), the Company has no leases of personal property involving consideration or other expenditure in excess of $10,000.00 or involving performance over a period of more than six (6) months.

           (c) PURCHASE COMMITMENTS. The Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of two (2) months normal usage, or which are at an excessive price.

           (d) SALES COMMITMENTS. The Company has no sales contracts or commitments to customers which aggregate in excess of $10,000.00 to any one customer (or group of affiliated customers). The Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

           (e) CONTRACTS WITH AFFILIATES AND CERTAIN OTHERS. The Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor or dealer that is not cancelable by the Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

           (f) POWERS OF ATTORNEY. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

           (g) LOAN AGREEMENTS. Except as set forth in Schedule 2.12 (g), the Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

           (h) GUARANTEES. Except as disclosed on Schedule 2.12 (h), the Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

           (i) GOVERNMENT CONTRACTS. The Company is not a party to any contract with any governmental body.

           (j) BURDENSOME OR RESTRICTIVE AGREEMENTS. The Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of the Company. Without limiting the generality of the foregoing, the Company is not a party to nor is it bound by any agreement requiring the Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting the Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

           (k) OTHER MATERIAL CONTRACTS. The Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $10,000.00, or involving performance over a period of more than six (6) months, or which is otherwise individually material to the operations of the Company, except as explicitly described in Schedule 2.12(k) or in any other Schedule.

           (l) NO DEFAULT. The Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of the Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by the Company. No third party is in default under any lease, contract or commitment to which the Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

      2.13 OFFICERS, DIRECTORS, AGENTS, ETC. Set forth on SCHEDULE 2.13 attached hereto is a complete list of all officers (with office held), directors, contractors and agents of the Company, and the compensation and all vacation and other benefits they are entitled to receive from the Company.

      2.14 LABOR MATTERS. Except as set forth on SCHEDULE 2.14, the Company is not and has never been a party to: (a) any profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement or other employee benefit plan, whether legally binding or not; or other employee benefit plan, whether legally binding or not; or (b) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, disability, sick leave, medical, hospitalization and life insurance and other insurance plans, or related benefits; or (c) any employment agreement. To the best of Shareholders' knowledge and belief, no former employee of the Company has any claim against the Corporation (whether under federal or state law, any employment agreement or otherwise) on account of or for: (d) overtime pay; (e) wages or salary for any period; (f) vacation, time-off or pay in lieu of vacation or time-off; or (g) any violation of any statue, ordinance or regulation relating to minimum wages or maximum hours of work. To the best of Shareholders' knowledge and belief, no person or party (including, but not limited to, governmental agencies of any kind) has any claim or basis for any action or proceeding against the Company arising out of any statute, ordinance or regulation relating to discrimination in employment or to employment practices or occupational safety and health standards.

      2.15 COMPLIANCE WITH LAWS AND ORDERS.

           (a) COMPLIANCE. Except as set forth in Schedule 2.15 (a), the Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in
Schedule 2.15 (a), the Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by the Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                (i) The operation of the Company's business as it is now conducted does not, nor does any condition existing at any of its facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                (ii) The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

           (b) LICENSES AND PERMITS. The Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of its facilities, including without limitation those required by the Federal Aviation Association and Health and Rehabilitative Services. All such licenses, permits, approvals, authorizations and consents are described in Schedule 2.15 (b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 2.15 (b), the Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

           (c) ENVIRONMENTAL MATTERS. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 2.15, the Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 2.15 (c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against the Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 2.15 (c), there are no past or present (or, to the best of the Company's and the Shareholders' knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

      2.16 BOOKS AND RECORDS. With respect to all material matters occurring since the inception of the Company, the minute books and other records of the Company contain complete and accurate records of all such material matters, meetings and other corporate actions of its shareholders and board of directors.

      2.17 TAX MATTERS.

           (a) PROVISION FOR TAXES. The provision made for taxes on the Balance Sheet is and will be sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Balance Sheet and for all years and periods prior thereto. Since the date of the Balance Sheet, the Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company.

           (b) TAX RETURNS FILED. Except as set forth on Schedule 2.17(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of the Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by the Company for each of its three (3) most recent fiscal years have been delivered to MIOA. The Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Company.

           (c) TAX AUDITS. The Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by the Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

           (d) OTHER. Except as set forth in Schedule 2.17 (d), the Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling,
(iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. The Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

      2.18 REAL ESTATE. The Company owns no real estate and has not committed to purchase any real estate. To the best of Shareholders' knowledge and belief, the Company has good and marketable title to each of the leaseholds described in
SCHEDULE 2.18 attached hereto, free and clear of all mortgages, liens, encumbrances, leases, equities, claims, shares, easements, rights-of-way, covenants, conditions and restrictions except as otherwise described in the leasehold agreements. Except as stated on SCHEDULE 2.18, no officer, director, shareholder or employee of the Company, or any spouse, child or other relative thereof, owns directly or indirectly, in whole or in part, any of the leaseholds described on SCHEDULE 2.18. To the best of Shareholders' knowledge and belief, each of the leases described on SCHEDULE 2.18 is a valid and binding obligation of the Company and enforceable in accordance with its terms and conditions, and to the best knowledge and belief of the Shareholders, each of the leases described on SCHEDULE 2.18 is a valid and binding obligation of each of the other parties thereto. To the best of Shareholders' knowledge and belief, neither the Company nor any other party to any such lease is in default with respect to any material term or condition thereof, nor to the best knowledge of the Shareholders, has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder, or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the assets of the Company. So far as the Shareholders are aware, the operation of the buildings, fixtures and other improvements described in SCHEDULE 2.18 as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

      2.19 INSURANCE. SCHEDULE 2.19 attached hereto sets forth a true and complete list of all insurance policies of the Company. The Company has not received any notice or other communication from any insurance company canceling or materially amending any of said insurance policies and no such cancellation or amendment is threatened.

      2.20 PERSONNEL. SCHEDULE 2.20 attached hereto contains accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) of all personnel of the Company, together with information as to any contracts with any such personnel. The Company has no pension, profit-sharing, bonus, incentive, insurance or other employee benefit plans (including without limitation any such plans within the meaning of Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended) in which any employees of the Company participate, except as set forth on the SCHEDULE 2.20.

      2.21 LITIGATION. Other than as set forth in SCHEDULE 2.21, the Company is not a party to, the subject of, or threatened with any litigation nor to the best knowledge and belief of the Shareholders, is there any basis for any litigation. The Company is not contemplating the institution of any litigation.

      2.22 OTHER LIABILITIES. To the best of Shareholders' knowledge and belief no claim of breach of contract, tort, product liability or other claim, contingent or otherwise, has been asserted or threatened against the Company nor is capable of being asserted by any employee, creditor, claimant or other person against the Company. No state of facts exists or has existed, nor has any event occurred, which could give rise to the assertion of any such claim by any person.

      2.23 CONSENTS. The execution, delivery and performance by the Shareholders of this Agreement and the consummation by the Shareholders of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

      2.24 JUDGMENTS. There are no outstanding judgements against the Company. There are no open workers compensation claims against the Company, or any other obligation, fact or circumstance which would give rise to any right of indemnification on the part of any current or former shareholder, director, officer, employee or agent of the Company, or any heir or personal representative thereof, against the Company, or any successor to the businesses of the Company.

      2.25 BROKERS. Except as previously disclosed in writing, neither the Shareholders or the Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which MIOA could become liable or obligated.

      2.26 TRADE RIGHTS. The Company neither owns nor has any rights to any Trade Rights (as defined below). In order to conduct the business of the Company, as such is currently being conducted or proposed to be conducted, the Company does not require any Trade Rights. The Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of the Company. The Company has not granted any license or made any assignment of any Trade Right, nor does the Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge the Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.
      2.27 BANK ACCOUNTS. Schedule 2.27 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

      2.28 DISCLOSURE. No representation or warranty by the Company and/or the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Company or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of the Company and/or Shareholders shall be deemed representations and warranties by the Company and the Shareholders.

                                   ARTICLE III

                      MIOA'S REPRESENTATIONS AND WARRANTIES

MIOA hereby makes the following representations and warranties to the Shareholders, each of which MIOA represents to be true and correct on the date hereof and (except as MIOA may notify the Shareholders in writing prior to the Closing) shall be deemed made again as of the Closing and represented by MIOA to be true and correct at the time of the Closing.

      3.1 ORGANIZATION. MIOA is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is not required to be qualified or licensed as a foreign corporation in any other jurisdiction. MIOA has the full power and authority to own all its assets and to conduct its business as and where its business is presently conducted.

      3.2  AUTHORITY AND APPROVAL OF AGREEMENT.

           (a) The execution and delivery of this Agreement by MIOA and the performance of all MIOA's obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of MIOA pursuant to applicable law. MIOA has the power and authority to execute and deliver this Agreement and to perform all its obligations hereunder.

           (b) This Agreement and each of the other documents, instruments and agreements executed by MIOA in connection herewith constitute the valid and legally binding agreements of MIOA, enforceable against MIOA in accordance with their terms, except that: (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies as may be limited by equitable principles.

      3.3 NO VIOLATIONS. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by the MIOA in connection herewith, nor the consummation of the transactions contemplated hereby: (a) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of MIOA, any provision of any contract to which MIOA or its assets may be bound, any judgment to which MIOA is bound or any law applicable to MIOA; or (b) result in the creation or imposition of any encumbrance upon, or give any third person any interest in or right to, any or all of the MIOA Shares or any other capital stock of MIOA or any of the assets of MIOA; or (c) result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, MIOA.

      3.5 CONSENTS. The execution, delivery and performance by MIOA of this Agreement and the consummation by MIOA of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

      3.6 S.E.C. DOCUMENTS. MIOA has delivered or made available to the Shareholders with all required reports, schedules, forms, statements and other documents filed or to be filed with the Securities and Exchange Commission (the "SEC") for its parent since January 1, 1996 (collectively, the "SEC Documents"). The financial statements included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

      3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents, since the date of the most recent financial statements included in the SEC Documents, MIOA's parent and MIOA have conducted their business only in the ordinary course consistent with past practice in light of their current business circumstances, and there is not and has not been: (a) any material adverse change with respect to MIOA, its parent or their capital stock; (b) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to MIOA, its parent or their capital stock; or (c) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of MIOA to consummate the transactions contemplated by this Agreement.

      3.8 BROKERS. MIOA has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholder or the Company could become liable or obligated.

      3.9 FULL DISCLOSURE. All the representations and warranties made by MIOA herein or in any Schedule hereto, and all of the statements, documents or other information pertaining to the transaction contemplated herein made or given by MIOA, its agents or representatives are complete and accurate, and do not omit any information required to make the statements and information provided, in light of the transaction contemplated herein, non-misleading, accurate and meaningful.

      3.10 NO ENCUMBRANCES ON MIOA SHARES. The MIOA Shares being transferred by MIOA to the Shareholder and their assigns are free and clear of any liens, claims, encumbrances or restrictions of any kind, and none of those shares is subject to options, rights, warrants, or other agreements or commitments other than set forth in this Agreement.

                                   ARTICLE IV

                           INTERPRETATION; SURVIVAL OF
               REPRESENTATIONS AND WARRANTIES; AND INDEMNIFICATION

      4.1 INTERPRETATION.Each warranty and representation made by a party in this Agreement or pursuant hereto is independent of all other warranties and representations made by the same party in this Agreement or pursuant hereto (whether or not covering identical, related or similar matters) and must be independently and separately satisfied. Exceptions or qualifications to any such warranty or representation shall not be construed as exceptions or qualification to any other warranty or representation.

      4.2 SURVIVAL. All representations and warranties made in this Agreement or pursuant hereto shall survive the date hereof, the Closing, the consummation of the transaction contemplated hereby and any investigation.

      4.3 INDEMNIFICATION. The Shareholders and MIOA, respectively, shall indemnify and hold each other harmless against and in respect of all damages, as hereinafter defined, in excess of ten thousand dollars ($10,000). Damages, as used herein, shall include any claim, action, demand, loss, cost, expense, liability, whether joint or several, penalty and other damage, including, without limitation, attorneys' fees and other costs and expenses reasonably incurred in opposing the imposition thereof resulting to such party from any inaccurate representation made by or on behalf of the other party hereto in or pursuant to this Agreement, or the breach or default in the performance by such other party hereunder. Each party shall reimburse the party entitled thereto pursuant to these indemnification provisions on demand for any payment made by such party at any time after the Closing, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of any claims, demands or actions in respect of any damages to which the foregoing indemnity relates. In addition, MIOA hereby agrees to indemnify and hold the Shareholders harmless against any Damages they personally incur which are directly related to any personal guarantees which they have given for the benefit of the Company and for which MIOA has been advised in writing.

                                    ARTICLE V

                                 OTHER COVENANTS

      5.1 NONCOMPETITION; CONFIDENTIALITY. Subject to the Closing, and as an inducement to MIOA to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of the Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered herewith, each Shareholder hereby covenants and agrees as follows:

           a. COVENANT NOT TO COMPETE. For a period of four (4) years (except in the case of Thomas L. Birt which shall be excluded from this covenant) from the Closing Date, no Shareholder will directly or indirectly:

                (1) be employed by, engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;
                (2) be employed by, consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of the Company or MIOA in any aspect with respect to the Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                (3) offer employment to an employee of the Company, without the prior written consent of MIOA; or

                (4) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Company or the Business;

           provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend worldwide due to the nature of the Business. The parties agree that MIOA may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

           b. COVENANT OF CONFIDENTIALITY. No Shareholder shall at any time subsequent to the Closing, except as explicitly requested by MIOA, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Business or the Company. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company's processes, apparatus, equipment, packaging, services, products, marketing and other Business methods, not previously disclosed to the public directly by Company.

           c. EQUITABLE RELIEF FOR VIOLATIONS. Each Shareholder agrees that the provisions and restrictions contained in this Section 5.1 are necessary to protect the legitimate continuing interests of MIOA in acquiring the CJC Shares, and that any violation or breach of these provisions will result in irreparable injury to MIOA for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to MIOA for such violation or breach and regardless of any other provision contained in this Agreement, MIOA shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.1.

      5.2 GENERAL RELEASES. At the Closing, each Shareholder shall deliver general releases to MIOA, in form and substance satisfactory to MIOA and its counsel, releasing Company and the directors, officers, agents and employees of the Company from all claims through the Closing Date, except (i) as may be described in written contracts disclosed in the Disclosure Schedules and expressly described and excepted from such releases, and (ii) in the case of persons who are employees of the Company, compensation for current periods expressly described and excepted from such releases. Such releases shall also contain waivers of any right of contribution or other recourse against the Company with respect to representations, warranties or covenants made herein by the Company.

      5.3 ACCESS TO INFORMATION AND RECORDS. During the period prior to the Closing, Shareholders shall cause the Company to give MIOA, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Company for the purpose of such inspection, investigation and testing as MIOA deems appropriate (and the Company shall furnish or cause to be furnished to MIOA and its representatives all information with respect to the business and affairs of the Company as MIOA may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as MIOA reasonably desires; and (iii) with the prior consent of the Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Company.

      5.4 CONDUCT OF BUSINESS PENDING THE CLOSING. From the date hereof until the Closing, except as otherwise approved in writing by MIOA, the Company covenants as follows, and Shareholders shall cause each of the following to occur:

           a. NO CHANGES. The Company will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

           b. MAINTAIN ORGANIZATION. The Company will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Company and will use its best efforts to preserve the business organization of the Company intact, to keep available to the Company the present officers and employees, and to preserve for the Company its present relationships with suppliers and customers and others having business relationships with the Company.

           c. NO BREACH. The Company and Shareholders will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by the Company and/or the Shareholders herein, or which would have required disclosure herein had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

           d. NO MATERIAL CONTRACTS. No contract or commitment will be entered into, and no purchase of equipment, parts or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedules had they been in existence on the date of this Agreement.

           e. NO CORPORATE CHANGES. The Company shall not amend its Articles of Incorporation or By-Laws or make any changes in authorized or issued capital stock.

           f. MAINTENANCE OF INSURANCE. The Company shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by MIOA.

           g. MAINTENANCE OF PROPERTY. The Company shall use, operate, maintain and repair all property of Company in a normal business manner.

           h. INTERIM FINANCIALS. The Company will provide MIOA with interim monthly financial statements and other management reports as and when they are available.

           i. NO NEGOTIATIONS. Neither the Company nor any Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Company, Company's assets or business or any part thereof or any equity securities of the Company (an "acquisition proposal"), and the Company and Shareholders shall immediately advise MIOA of the receipt of any acquisition proposal.

           j. NO TRANSFER OF SHARES. No Shareholder shall transfer or attempt to transfer any of the CJC Shares except to MIOA pursuant hereto; and the Company shall refuse to accept any certificates for the CJC Shares to be transferred or otherwise to allow such transfers to occur upon its books.

      5.5 CONSENTS. The Company and Shareholders will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

      5.6 OTHER ACTION. The Company and Shareholders shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

      5.7 DISCLOSURE SCHEDULE. The Shareholders and the Company shall have a continuing obligation to promptly notify MIOA in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

                                   ARTICLE VI

              CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Shareholders' obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VI, except to the extent that such satisfaction is waived in writing by the Shareholders.

      6.1 REPRESENTATIONS AND WARRANTIES OF MIOA. All representations and warranties made by MIOA in this Agreement and the Schedules hereto shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects at the time of the Closing as though such representations were again made, without exception or deviation, at the time of the Closing.

      6.2 PERFORMANCE OF THIS AGREEMENT. MIOA shall have duly performed or complied with all the obligations under this Agreement to be performed or complied with by MIOA on or prior to the Closing.

      6.3 ABSENCE OF LITIGATION. No litigation shall have been instituted on or before the time of the Closing by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement, or which had or could have a material adverse effect on MIOA.

      6.4 DELIVERIES AT CLOSING. At or prior to Closing, in addition to all other deliveries to be made by MIOA, MIOA shall deliver or cause to be delivered to the Shareholders a certificate signed by an officer of MIOA, dated the Closing, certifying that: (a) all of the terms and conditions of this Agreement to be satisfied or performed by MIOA on or before the time of the Closing have been satisfied or performed; and (b) no litigation has been instituted or, to the best of said president's knowledge, threatened on or before the time of the Closing by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement.

                                   ARTICLE VII

                    CONDITIONS PRECEDENT TO MIOA OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, MIOA's obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VII, except to the extent that such satisfaction is waived by MIOA in writing.

      7.1 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. All representations and warranties made by the Company and the Shareholders contained in this Agreement and the Disclosure Schedules hereto shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects at the time of the Closing as though such representations were again made, without exception or deviation, at the time of the Closing.

      7.2 PERFORMANCE OF THIS AGREEMENT. The Company and the Shareholders shall have duly performed or complied with all of the covenants and obligations under this Agreement to be performed or complied with by them on or prior to the Closing.

      7.3 ABSENCE OF LITIGATION. No litigation shall have been instituted on or before the time of the Closing by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by the Agreement, or which had or could have a material adverse effect on the Company or its Business.

      7.4 DELIVERIES AT CLOSING. At Closing, in addition to all other deliveries to be made by the Shareholders hereunder, the Shareholders shall deliver or cause to be delivered a certificate signed by the Shareholders, dated as of the Closing, certifying that: (a) all of the terms and conditions of this Agreement to be satisfied or performed by the Company and the Shareholders on or before the time of the Closing have been satisfied or performed; (b) no litigation has been instituted or, to the best of their knowledge, threatened on or before the time of the Closing by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement; or which had or could have a material adverse effect on the Company or its Business; and (c) there has not been any material adverse change in or affecting the Company or its Business between the date of this Agreement and the time of the Closing.

                                  ARTICLE VIII

                             OBLIGATIONS AT CLOSING

      8.1 OBLIGATIONS OF MIOA TO THE SHAREHOLDERS AT CLOSING. MIOA hereby covenants and agrees to deliver or cause to be delivered to the Shareholders at the Closing or as soon thereafter as reasonably possible the following:

           (a) Duly issued certificates (legended as provided in Section 1.2 (a) hereof) representing the MIOA Shares, together with any documentary stamps required in connection with such transfer and such other appropriate documents and instruments of transfer as the Shareholders may reasonably request;

           (b) A certification by an officer of MIOA that MIOA is authorized to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby; and

           (c) Such other documents and instruments as the Shareholders may reasonably request in order to effectuate the terms of this Agreement.

      8.2 OBLIGATIONS OF THE SHAREHOLDERS TO MIOA AT CLOSING. The Shareholders hereby covenant and agree to deliver or cause to be delivered to MIOA at the Closing the following:

           (a) The Company stock certificates representing the CJC Shares, free and clear of all encumbrances, together with all certificates evidencing same and stock powers therefor, in a form acceptable to the Corporation, duly executed in blank;

           (b) A Good Standing Certificate for the Company from the State of Florida;

           (c) A copy of the By-Laws of Company certified by the secretary of Company, and a copy of the Articles of Incorporation of the Company certified by the Secretary of State of the state of incorporation of the Company.

           (d) Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to MIOA pursuant to the terms hereof.

           (e) The General Releases referred to in Section 5.2, duly executed by the persons referred to in such Section.

           (f) Such other documents and instruments as MIOA may reasonably request in order to effectuate the terms of this Agreement.

                                   ARTICLE IX

                                   TERMINATION

      9.1 TERMINATION ON DEFAULT. If, prior to the Closing, a party hereto shall materially breach or default in the full and timely performance and satisfaction of any of its representations and warranties or obligations under this Agreement, and such breach or default is not cured on or before the fifth (5th) day (or such reasonably longer period if five (5) days is an unreasonable period to cure such breach or default) after the date notice is given by the non-defaulting party to the defaulting party specifying the nature of such breach or default, then the non-defaulting party may terminate this Agreement at anytime following the period for curing such breach or default. The Closing will be extended for such reasonable period necessary to allow the defaulting party to cure the breach or default.

      9.2 TERMINATION AT CLOSING. If any of the conditions set forth in Article VI hereof are not satisfied at or before the time of the Closing, then the Shareholders may terminate this Agreement by notifying MIOA at the Closing. If any of the conditions set forth in Article VII hereof are not satisfied at or before the time of the Closing, then MIOA may terminate this Agreement by notifying the Shareholders at the Closing.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.1 NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

           If to the Shareholders:   15707 Fairchild Drive
                                     Hangar 4
                                     Clearwater, FL 34622

           To Company:               15707 Fairchild Drive
                                     Hangar 4
                                     Clearwater, FL 34622

           If to MIOA:               Medical Industries of America, Inc.
                                     1903 S. Congress Ave., #400
                                     Boynton Beach, FL  33463
                                     Attn:  Paul C. Pershes, President

           With a copy to:           PRN of North Carolina, Inc.
                                     341 N. Maitland Avenue, #250
                                     Maitland, FL  32751
                                     Attn: Randy Lubinsky

      11.2 ENTIRE AGREEMENT. This Agreement, including the Disclosure Schedules attached hereto and the documents delivered pursuant hereto, sets forth all the promises, covenants, agreements, conditions and understandings among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained. No changes of or modifications or additions to this Agreement shall be valid unless same shall be in writing and signed by the parties hereto.

      11.3 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their beneficiaries, heirs and administrators. No party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other parties.

      11.4 AMENDMENT. The parties hereby irrevocably agree that no attempted amendment, modification or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

      11.5 NO WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

      11.6 GENDER AND USE OF SINGULAR AND PLURAL. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

      11.7 COUNTERPARTS. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      11.8 HEADINGS. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

      11.9 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida, and any litigation pertaining or related to this Agreement shall, to the extent permitted by law, be held in Palm Beach County, Florida.

      11.10 FURTHER ASSURANCES. The parties hereto shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

      11.11 LITIGATION. If any party hereto is required to engage in litigation or arbitration against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its or his rights under this Agreement, and such litigation results in a final judgment in favor of such party (the "Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its or his rights hereunder, including, but not limited to, all attorneys' fees, paralegal' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

      11.12 CONFIDENTIALITY. Except for discussions of the transactions contemplated by this Agreement among the parties hereto and their representatives and counsel participating in this transaction, and except as may required of the Corporation pursuant to federal securities laws, each party hereto shall, unless all other parties hereto shall otherwise agree, keep confidential and not, directly or indirectly, disclose to any person the existence of this Agreement, the transaction contemplated by this Agreement or any of the terms thereof, and each party hereto shall use its good faith efforts to cause its employees, agents, officers, directors and representatives to abide by the foregoing restrictions on disclosure.

      11.13 ENFORCEMENT. Notwithstanding anything herein to the contrary, all claims and disputes relating to this Agreement shall be subject to confidential binding arbitration in accordance with the National Health Lawyers Association Alternative Dispute Resolution Rules of Procedure for Arbitration then in force and with individuals knowledgeable of the medical industry serving as arbitrators. Written notice of demand for arbitration shall be filed with the other party to the Agreement and with the National Health Lawyers Association in Washington, D.C., within a reasonable time after the dispute has arisen. In the event either party resorts to legal action to enforce the arbitration results or any other provision of this Agreement, the prevailing party shall be entitled to recover the costs of such action so incurred, including, without limitation, reasonable attorneys' fees.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

WITNESSES:                     MIOA ACQUISITION COMPANY II, INC.

/s/ ARTHUR KOBRIN              By: /s/ RANDY LUBINSKY
                                   Randy Lubinsky, CEO


                               SHAREHOLDERS:

/s/ ARTHUR KOBRIN              /s/ THOMAS L. BIRT
                               Thomas L. Birt

/s/ ARTHUR KOBRIN              /s/ CHRIS DOSCHER
                               Chris Doscher

/s/ ARTHUR KOBRIN              /s/ BLAISE SCIARRA
                               Blaise "Skip" Sciarra


                               CLEARWATER JET CENTER, INC.

/s/ ARTHUR KOBRIN              By: /s/ BLAISE SCIARRA
                                   Blaise "Skip" Sciarra, Vice President